Exhibit 99.1

Team,

Each day we closely monitor the latest developments around COVID-19 and evaluate the appropriate steps we need to take as a business to align guidelines from State, Local and Federal Government agencies with what’s best for our customers and what’s best for all of you.

T-Mobile plays an important role in every community and we take our designation by the government as a critical communications infrastructure provider seriously. We are counted on every day to ensure our business functions and that we deliver for first responders, emergency responders and 911 communications. We know that we need to be there for our customers and provide an essential connection to family, friends, loved ones, and schools.

And, as an employer, we have a responsibility to take care of our employees and do what’s best for your safety and well-being. I take ALL of these responsibilities very seriously and also feel strongly about doing our part to slow the spread of this virus and help “flatten the curve” to help keep people safe.

So today I want to update you on some new actions we are taking as a company to align all of these important obligations:

Consumer Markets Team:

•	In support of government social distancing recommendations and to limit gatherings of people, we had already announced the temporary closure of indoor mall stores.

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Now, we are further reducing the number of company-owned retail stores we have open. Starting tomorrow March 17th, we will close about 80% of our store locations, leaving a critical mass of 20% of stores open to provide important service to customers.

•	The closed stores will remain closed until at least March 31st, and further communications will follow regarding our reopening schedule.

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I want you to know that we take our responsibility to each other very seriously. Despite these closures and distancing measures, we are implementing an approach for our hourly Retail employees, who are on the frontlines serving our customers, to maintain their target income even during these initial closures this month.

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Those remaining 20% of stores are distributed across the country and designed to be within a 30-minute drive for most customers in each market. They will operate on reduced schedules and only stay open for seven hours each day – from 10 am to 6 pm local time for most stores.

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We will staff these remaining stores ONLY with workers who are willing to come in and support our customers. This is part of how we selected this store count, taking both employee and community obligations into account. No employee will be “REQUIRED” to work in our stores over the next two weeks. Jon Freier will follow up with more specific details about which stores will be open and specifics on staffing.

Our store locator page will be updated immediately with these shifts. We continue to focus on hygiene and sanitization efforts in the stores that remain open and intend continue deep cleaning, keep hygiene and cleaning products in stock through shortages and make shifts in staffing to relieve our teams. This is one more way we can create a safer environment for our employees who do keep working.

Care Team:

We are also taking some additional measures in our Care locations to help protect our employees and increase social distancing.

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First, the general public does not have access to our Care sites, but we continue to take measures to keep these environments safe. Care employees are being paid if they need to stay home if they experience symptoms, are high risk or have had exposure to anyone who has contracted the virus.

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We are also taking steps to reduce our staffing levels and increasing the distance between workstations to create additional personal space and we continue to focus on hygiene and sanitization efforts in our Care locations. Callie Field will be reaching out to our Care organization with more information about our plans to operationalize these additional social distancing measures in our various locations.

These aren’t simple decisions, but they are the right ones. We’ve said it before – the service we provide to keep our customers connected is essential, particularly right now. This is not a time to focus on tackling the competition. This is our time to focus on our community and do our part to stop COVID-19 from spreading.

Please continue to do what is right for you and your family to stay healthy. We appreciate your work to continue serving our customers in this critical time and taking care of each other.

Best,

Mike Sievert

President | COO

T-Mobile

@SievertMike